EXHIBIT 10.4

TILRAY BRANDS, INC.

Performance Stock Award Grant Notice

(2024 EBITDA Performance Award)

(AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN)

Tilray Brands, Inc. (the “Company”), pursuant to its Amended and Restated 2018 Equity Incentive Plan (as amended, the “Plan”), hereby awards to Participant a Performance Stock Award in the amount set forth below, which represents a contingent right to receive a cash payment or its equivalent in shares of Common Stock, at the Company’s option (the “2024 EBITDA Performance Award” or “Performance Award”). The 2024 EBITDA Performance Award is subject to all of the terms and conditions as set forth in this Performance Award Grant Notice (this “Grant Notice”), and in the Plan and the 2024 EBITDA Performance Award Agreement (the “Award Agreement”), attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in this Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.

Participant:	[Executive name]
Date of Grant:	April 5, 2024
Measurement Period:	June 1, 2023 to May 31, 2026
Amount of Performance Award[1]	$---

Vesting Schedule:

The Performance Award is nonvested and forfeitable as of the Date of Grant. The Measurement Period is defined as the period of June 1, 2023 to May 31, 2026 (the “Measurement Period”). The Performance Award shall fully vest and become nonforfeitable subject to Participant’s Continuous Service through the end of the Measurement Period (except as provided otherwise below), and the achievement of Cumulative Adjusted EBITDA (defined below) as determined by the Compensation Committee.

Within 60 days following the end of the Measurement Period, the Compensation Committee will review and certify in writing (i) the level of Cumulative Adjusted EBITDA achieved for the Measurement Period, as measured against the Cumulative Adjusted EBITDA Target Goal, and (ii) the portion of the Performance Award that the Participant has earned, if any, for the Measurement Period (such certification date, the “Vesting Date”). The Compensation Committee’s certification shall be final, conclusive and binding on Participant, and on all other persons, to the maximum extent permitted by law.

For purposes of this Performance Award, the following terms have the meanings set forth below:

“Acceleration Event” means the first of the following events to occur before the end of the Measurement Period: (a) Participant’s termination of employment without Cause in connection with a Change in Control, (b) Participant’s termination due to Disability, or (c) Participant’s death.

“Adjusted EBITDA” means net (loss) income before income taxes, interest expense, net, non-operating expense (income), net, amortization, and before stock-based compensation, change in fair value of contingent consideration, impairment, purchase price accounting step up, facility start-up and closure costs, litigation costs and transaction costs, as determined by the Company’s Compensation Committee in its sole discretion. The Adjusted EBITDA target for the first Annual Performance Period shall be determined by the Compensation Committee as soon as practicable after the date hereof. The Adjusted EBITDA targets for the second and third Annual Performance Periods shall be determined by the Compensation Committee, in its sole discretion, within sixty (60) days following the end of the immediately preceding Annual Performance Period, and the terms of this Performance Award shall be modified accordingly without further action of the Compensation Committee or amendment of this Notice.

“Annual Performance Period” means, with respect to the Measurement Period, each twelve-month performance period beginning each June 1st during the Measurement Period.

“Cumulative Adjusted EBITDA” means the sum of the annual Adjusted EBITDA for each Annual Performance Period during the Measurement Period.

“Cumulative Adjusted EBITDA Target Goal” means the sum of the three (3) annual Adjusted EBITDA target goals set by the Compensation Committee for each Annual Performance Period.

“Pro Rata Event” means Participant’s termination of employment by the Company without Cause within the three (3) consecutive month period immediately before the end of the Measurement Period.

If at the end of the Measurement Period, the Company achieves the Cumulative Adjusted EBITDA “Performance Level” outlined below of the Cumulative Adjusted EBITDA Target Goal, then the percentage of the Performance Award that vests on the Vesting Date shall be as follows:

Performance Level (Percentage of Achievement of Cumulative Adjusted EBITDA targets)*	% of Performance Award Vested	Vested Performance Award
50% or below	0%	$0
75%	50%	$[___]
100% or greater	100%	$[___]

*If the percentage of achievement of Cumulative Adjusted EBITDA falls between levels of the Cumulative Adjusted EBITDA Target Goal, the actual percentage of the Performance Award earned shall be determined by linear interpolation between the percentages listed on a straight-line basis.

Except as provided below, there shall be no proportionate or partial vesting of the Performance Award during the Measurement Period, and all vesting of the Performance Award shall occur only on the Vesting Date, subject to Participant’s Continuous Service. Except as provided below, upon the termination or cessation of Participant’s Continuous Service, the Performance Award shall automatically and without notice terminate, be forfeited, and become null and void.

Notwithstanding the foregoing, to the extent not already vested or previously forfeited, in the event of (a) an Acceleration Event, the Continuous Service vesting condition shall be deemed satisfied and the level of the Cumulative Adjusted EBITDA Target Goal that is achieved shall be deemed at 100% effective as of the date of such Acceleration Event and the date of the Acceleration Event shall be deemed to be the Vesting Date; and (b) a Pro Rata Event, a pro rata portion of the Performance Award, calculated based on the number of days elapsed in the Measurement Period prior to the date of the Pro Rata Event divided by the total number of days in the Measurement Period, shall vest and become payable, if at all, on or following the applicable Vesting Date, to the extent of the level of the Cumulative Adjusted EBITDA Target Goal that is achieved.

For purposes of this Award Agreement, the terms “Cause”, “Good Reason,” “Disability” and “Change in Control” shall have the meanings set forth in the Executive Employment Agreement between the Participant and the Company, or the Plan if not otherwise defined.

Settlement of Award:

Any portion of the Performance Award that became vested on the applicable Vesting Date will be settled in cash or in shares of Common Stock, as determined by the Compensation Committee within thirty (30) days following the Vesting Date, in its sole discretion, subject to the following:

If the Compensation Committee determines to settle the outstanding Performance Award in cash, Participant will receive, within 30 days after the Vesting Date, a cash payment equal to the vested portion of the Performance Award. If the Compensation Committee determines to settle the outstanding Performance Award in shares of Common Stock, Participant will receive, within 30 days after the Vesting Date, a number of whole shares of Common Stock having an aggregate Fair Market Value (determined as of the Vesting Date) equal to the portion of the Performance Award that vested as of the Vesting Date (with any amount less than such Fair Market Value of a share of Common Stock paid in cash), subject to Section 4(b) of the Agreement.

Additional Terms/Acknowledgements: Participant acknowledges that as of the Date of Grant, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the cash payment or its equivalent in shares of Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) awards previously granted and delivered to Participant, (ii) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting this Award, Participant acknowledges having received and read the Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

TILRAY BRANDS, INC.		PARTICIPANT:

By:
	Signature		Signature

Title:		Date:

Date:

ATTACHMENT: Award Agreement

ATTACHMENT I

TILRAY BRANDS, INC.

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

2024 EBITDA Performance Award Agreement

Pursuant to the 2023 EBITDA Performance Cash Grant Notice (the “Grant Notice”) and this EBITDA Performance Award Agreement (the “Agreement”), Tilray Brands, Inc. (the “Company”) has awarded you (“Participant”) a Performance Award in the amount indicated in the Grant Notice (the “Award”), to be settled in cash or in the form of shares of Common Stock, pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan (as amended, the “Plan”).

Capitalized terms not explicitly defined in this Agreement or in the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.

GRANT OF THE AWARD. This Award represents a contingent right to receive, on a future date, a cash payment or its equivalent in shares of Common Stock having an aggregate Fair Market Value (determined as of the applicable Vesting Date) equal to the vested portion of the Award. This Award was granted in consideration of your services to the Company. Such form of payment will be determined by the Compensation Committee in its sole discretion.

2.

VESTING. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Vesting will cease upon the termination of your Continuous Service as set forth in the Grant Notice and the Performance Award that was not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award, the cash payment to be made, or the shares of Common Stock to be issued, in respect of such portion of the Award.

3.	TRANSFER RESTRICTIONS. You may not transfer, pledge, sell or otherwise dispose of this Award except as expressly provided in this Section 3.

(a) Death. Your Award is transferable by will or by the laws of descent and distribution. At your death, the executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any cash payment or shares of Common Stock attributable to the Performance Award that vested but was not settled (in accordance with Section 4 below) before your death.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter any agreement or instrument that may be required by the Company, in its discretion, you may transfer your right to receive any cash payment or shares of Common Stock hereunder, as applicable, pursuant to a domestic relations order, marital settlement agreement or other divorce or separation instrument, as permitted by applicable law, which contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

4.	Settlement of the Award.

(a) Settlement in Cash. The Company may, in the Compensation Committee’s sole discretion, elect to settle the Performance Award by a cash payment equal to the vested portion of the Performance Award. Subject to the satisfaction of the Withholding Obligation set forth in Section 8 of this Agreement, any such cash payment will be made to you (or your beneficiary) within the time period set forth in the Grant Notice.

(b) Settlement in Shares of Common Stock. In lieu of settling the Performance Award in cash, the Company may, in the Compensation Committee’s sole discretion, elect to settle the Performance Award in shares of Common Stock within the time period set forth in the Grant Notice. Subject to the satisfaction of the Withholding Obligation set forth in Section 8 of this Agreement, the Company shall issue to you the number of whole shares of Common Stock that have an aggregate Fair Market Value on the applicable Vesting Date equal to the cash payment that would otherwise have been paid to you under Section 4(a) above (with any amount less than such Fair Market Value of a share of Common Stock paid in cash), subject to Section 4(b) of the Agreement. The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.  If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and

(ii) either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 8 of this Agreement (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock issuable under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

The form of delivery of the shares of Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company. If applicable, any shares of Common Stock that may be issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.

5.	Rights as a Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock.

6.

EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

7.	AWARD NOT A SERVICE CONTRACT.

(a) Nothing in this Agreement (including, but not limited to, the vesting of your Award or the payment made, or the shares of Common Stock issued, in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company and affiliate, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.

8.	WITHHOLDING OBLIGATION.

(a) On the Vesting Date, and on or before the time you receive a cash payment or a distribution of the shares of Common Stock in respect of the vested portion of the Performance Award, as applicable, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize the Company to withhold from the cash amount payable or the shares of Common Stock issuable to you, and/or otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Obligation”). By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your cash-settled Performance Award by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash, or (ii) withholding from any compensation otherwise payable to you by the Company including with respect to the settlement of the Performance Award. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any consideration pursuant to this Award.

(b) By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your Performance Award by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash; (ii) withholding from any compensation otherwise payable to you by the Company; (iii) withholding shares from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 4(b), if applicable) equal to the amount of such Withholding Obligation; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Withholding Obligation using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Compensation Committee; and/or (iv) if applicable, permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Performance Award to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any shares of Common Stock or any other consideration pursuant to this Award.

(c) In the event the Withholding Obligation arises prior to the delivery to you of shares of Common Stock in accordance with Section 4(b) above or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

9.

TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise in connection with this Award or the transactions contemplated by this Agreement.

10.

UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to make a cash payment or to issue shares of Common Stock to you pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to any shares to be issued (if applicable) pursuant to this Agreement until such shares are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

11.

NOTICES. Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.	HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

13.	MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.

GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid, or shares issued, under your Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

15.

EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

16.

SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.

AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

18.

COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

* * * * *

This Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Grant Notice to which it is attached.

[1]  The award may be settled in stock or cash as provided for in the Award Agreement and therefore qualifies as a “Performance Stock Award” or “Performance Cash Award”.